                                 EXHIBIT 4.G




                            United Grocers, Inc.
                               Note Agreement
                        Dated as of October 10, 1994
                       $20,000,000 8.42% Senior Notes
                            Due November 1, 2005

                              TABLE OF CONTENTS

                                                                         Page


1.Description of Notes and Commitment. . . . . . . . . . . . . . . . . . .  1

 1.1  Description of Notes . . . . . . . . . . . . . . . . . . . . . . . .  1
 1.2  Commitment, Closing Date . . . . . . . . . . . . . . . . . . . . . .  1

2.Prepayment of Notes. . . . . . . . . . . . . . . . . . . . . . . . . . .  2

 2.1  Required Prepayments . . . . . . . . . . . . . . . . . . . . . . . .  2
 2.2  Optional Prepayment with Premium . . . . . . . . . . . . . . . . . .  2
 2.3  Notice of Optional Prepayments . . . . . . . . . . . . . . . . . . .  3

3.Representations. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

 3.1  Representations of the Company . . . . . . . . . . . . . . . . . . .  3

      (a)  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . .  3
      (b)  Corporate Organization and Authority. . . . . . . . . . . . . .  3
      (c)  Business and Property . . . . . . . . . . . . . . . . . . . . .  4
      (d)  Financial Statements. . . . . . . . . . . . . . . . . . . . . .  4
      (e)  Debt and Liens. . . . . . . . . . . . . . . . . . . . . . . . .  5
      (f)  Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . .  5
      (g)  Pending Litigation. . . . . . . . . . . . . . . . . . . . . . .  5
      (h)  Title to Properties . . . . . . . . . . . . . . . . . . . . . .  5
      (i)  Patents and Trademarks. . . . . . . . . . . . . . . . . . . . .  5
      (j)  Sale Is Legal and Authorized. . . . . . . . . . . . . . . . . .  6
      (k)  No Defaults . . . . . . . . . . . . . . . . . . . . . . . . . .  6
      (l)  Governmental Consent. . . . . . . . . . . . . . . . . . . . . .  6
      (m)  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
      (n)  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . .  7
      (o)  Private Offering. . . . . . . . . . . . . . . . . . . . . . . .  7
      (p)  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      (q)  Compliance with Law . . . . . . . . . . . . . . . . . . . . . .  8
      (r)  Investment Company Act. . . . . . . . . . . . . . . . . . . . .  9
      (s)  Foreign Assets Control Regulations, etc . . . . . . . . . . . .  9
      (t)  Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

 3.2  Representations of the Purchaser . . . . . . . . . . . . . . . . . .  9

4.Closing Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

 4.1  Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
 4.2  Legality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
 4.3  Closing Certificate. . . . . . . . . . . . . . . . . . . . . . . . . 11
 4.4  Satisfactory Proceedings . . . . . . . . . . . . . . . . . . . . . . 11
 4.5  Special Counsel Fees . . . . . . . . . . . . . . . . . . . . . . . . 11
 4.6  Waiver of Conditions . . . . . . . . . . . . . . . . . . . . . . . . 12
 4.7  Reliance on Audited Financial Statements . . . . . . . . . . . . . . 12

5.Company Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

 5.1  Corporate Existence, Etc . . . . . . . . . . . . . . . . . . . . . . 12
 5.2  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
 5.3  Taxes, Claims for Labor and Materials, Compliance with Laws. . . . . 12
 5.4  Maintenance, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . 13
 5.5  Nature of Business . . . . . . . . . . . . . . . . . . . . . . . . . 13
 5.6  Fixed Charges. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
 5.7  Minimum Net Worth and Subordinated Funded Debt . . . . . . . . . . . 13
 5.8  Limitations on Funded Debt . . . . . . . . . . . . . . . . . . . . . 13
 5.9  Limitations on Funded Debt of Restricted Subsidiaries. . . . . . . . 14
 5.10 Limitations on Debt of the Company . . . . . . . . . . . . . . . . . 15
 5.11 Limitations on Liens . . . . . . . . . . . . . . . . . . . . . . . . 15
 5.12 Restricted Payments and Restricted Investments . . . . . . . . . . . 17
 5.13 Mergers, Consolidations and Sales of Assets. . . . . . . . . . . . . 18
 5.14 Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
 5.15 Repurchase of Notes. . . . . . . . . . . . . . . . . . . . . . . . . 21
 5.16 Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . 22
 5.17 Withdrawal from Multiemployer Plans and Termination of Pension Plans 22
 5.18 Reports and Rights of Inspection . . . . . . . . . . . . . . . . . . 22

      (a)  Quarterly Statements. . . . . . . . . . . . . . . . . . . . . . 22
      (b)  Annual Statements . . . . . . . . . . . . . . . . . . . . . . . 23
      (c)  Audit Reports . . . . . . . . . . . . . . . . . . . . . . . . . 23
      (d)  SEC and Other Reports . . . . . . . . . . . . . . . . . . . . . 24
      (e)  ERISA Reports . . . . . . . . . . . . . . . . . . . . . . . . . 24
      (f)  Officer's Certificates. . . . . . . . . . . . . . . . . . . . . 25
      (g)  Accountant's Certificates . . . . . . . . . . . . . . . . . . . 25
      (h)  Unrestricted Subsidiaries . . . . . . . . . . . . . . . . . . . 25
      (i)  Requested Information . . . . . . . . . . . . . . . . . . . . . 25

 5.19 Change in Federal Income Tax Status. . . . . . . . . . . . . . . . . 26

6.Events of Default and Remedies Therefor. . . . . . . . . . . . . . . . . 26

 6.1  Events of Default. . . . . . . . . . . . . . . . . . . . . . . . . . 26
 6.2  Notice to Holders. . . . . . . . . . . . . . . . . . . . . . . . . . 28
 6.3  Acceleration of Maturities . . . . . . . . . . . . . . . . . . . . . 29
 6.4  Rescission of Acceleration . . . . . . . . . . . . . . . . . . . . . 29

7.Amendments, Waivers and Consents . . . . . . . . . . . . . . . . . . . . 30

 7.1  Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
 7.2  Solicitation of Holders. . . . . . . . . . . . . . . . . . . . . . . 30
 7.3  Effect of Amendment or Waiver. . . . . . . . . . . . . . . . . . . . 31

8.Interpretation of Agreement; Definitions'. . . . . . . . . . . . . . . . 31

 8.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
 8.2  Accounting Principles. . . . . . . . . . . . . . . . . . . . . . . . 42
 8.3  Directly or Indirectly . . . . . . . . . . . . . . . . . . . . . . . 42

9.Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

 9.1  Registration and Transfer of Notes . . . . . . . . . . . . . . . . . 43
 9.2  Exchange of Notes. . . . . . . . . . . . . . . . . . . . . . . . . . 43
 9.3  Loss, Theft, etc. of Notes . . . . . . . . . . . . . . . . . . . . . 43
 9.4  Direct Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
 9.5  Pro Rata Payments. . . . . . . . . . . . . . . . . . . . . . . . . . 44
 9.6  Expenses, Stamp Tax Indemnity. . . . . . . . . . . . . . . . . . . . 44
 9.7  Powers and Rights Not Waived; Remedies Cumulative. . . . . . . . . . 45
 9.8  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
 9.9  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . 45
 9.10 Survival of Covenants and Representations. . . . . . . . . . . . . . 46
 9.11 Reproduction of Documents. . . . . . . . . . . . . . . . . . . . . . 46
 9.12 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
 9.13 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
 9.14 Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

                       Attachments to Note Agreements:



      Schedule I -   Name and Address of Purchaser

      Exhibit A --   Form of Note
      Exhibit B --   Subsidiaries
      Exhibit C --   Debt and Liens
      Exhibit D --   Opinion of Counsel to the Company
      Exhibit E --   Opinion of Special Counsel to the Purchaser
      Exhibit F --   Form of Letter From the Company to Auditor and
                     Acknowledgment and Consent of Auditor to Reliance on
                     Audited Financial Statements
      Exhibit G --   Form of Subordination Provisions
      Exhibit H --   Other Permitted Investments

                            United Grocers, Inc.
                              6433 SE Lake Road
                               P.O. Box 22187
                         Portland, Oregon 97222-0187
                               Note Agreement

                     Re:  $20,000,000 8.42% Senior Notes
                            Due November 1, 2005

Dated as of October 10, 1994
Phoenix Home Life Mutual Insurance Company
One American Row
Hartford, Connecticut  06115
Attention:  Private Placements Division


      United Grocers, Inc., an Oregon corporation (the "Company"), hereby confirms its agreement with you as set forth below. You are hereinafter sometimes referred to as the "Purchaser". This Agreement is herein referred to as this or the "Agreement". Reference is made to Section 8 hereof for definitions of capitalized terms used herein and not otherwise defined.

      1.   Description of Notes and Commitment.

      1.1 Description of Notes. The Company has authorized the issue and sale of its Senior Notes (hereinafter collectively referred to as the "Notes" and individually as a "Note") in the aggregate principal amount of $20,000,000. The Notes shall be dated the Closing Date, mature November 1, 2005, and bear interest at the rate of 8.42% per annum, payable semiannually in arrears on the first day of each May and November in each year (commencing May 1, 1995), and at maturity, provided that overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) any overdue installment of interest shall bear interest from and after the due date thereof at the rate of 10.42% per annum. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes shall be substantially in the form attached hereto as Exhibit A. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity date except on the terms and conditions and in the amounts and with the premium, if any, set forth in Section 2 of this Agreement. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement and all promissory notes delivered in substitution or exchange therefor or in lieu thereof, and where applicable, shall include the singular number as well as the plural.

      1.2 Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, on the Closing Date, at the purchase price of 100% of the principal amount thereof, the entire $20,000,000 principal amount of Notes.

      Delivery of the Notes will be made at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603, against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of United States National Bank of Oregon, Main Branch, Portland, Oregon, A.B.A. Number 123-000-220 for the General Account of the Company, Account No. 010-0661-545 (marked to request telephone notification of John W. White, Vice President of the Company at 503-833-1100) in the amount of the purchase price at 11:00 a.m., Chicago time, on November 15, 1994 or such other date as shall mutually be agreed upon by the Company and the Purchaser (the "Closing Date"). The Notes delivered to you on the Closing Date will be delivered to you in the form of a single registered Note in the form attached hereto as Exhibit A for the full amount of your purchase (unless different denominations are specified by you), registered in your name or in the name of such nominee, as may be specified in Schedule I attached hereto.

      2.   Prepayment of Notes.

      2.1 Required Prepayments. The Company agrees that on November 1 in each year, commencing November 1, 2001, and continuing to and including November 1, 2004, it will prepay the principal indebtedness evidenced by the Notes in an aggregate amount equal to the lesser of (a) $4,000,000, or (b) the principal amount of the Notes then outstanding. The entire remaining principal amount of the Notes shall become due and payable on November 1, 2005. No premium shall be payable in connection with any required prepayment made pursuant to this Section 2.1.

      In the event that the Company shall prepay less than all of the Notes pursuant to Section 2.2 hereof, the amounts of the prepayments required by this Section 2.1 shall be reduced by an amount which is the same percentage of such required prepayment as the percentage that the principal amount of Notes prepaid pursuant to Section 2.2 is of the aggregate principal amount of outstanding Notes immediately prior to such prepayment.

      2.2 Optional Prepayment with Premium. In addition to the prepayments required by Section 2.1, upon compliance with Section 2.3, the Company shall have the right, at any time and from time to time, to prepay the principal indebtedness evidenced by the Notes, either in whole or in part (but if in part then in a minimum aggregate principal amount of $1,000,000) by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment together with a premium equal to the Make-Whole Amount, determined as of the date of such prepayment but using the Reinvestment Rate determined as of five Business Days prior to the date of such prepayment.

      2.3 Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to Section 2.2 to each Holder thereof not less than 30 days nor more than 60 days prior to the date fixed for such optional prepayment specifying (a) such date, (b) the principal amount of the Notes of such Holder to be prepaid on such date, (c) that a premium may be payable, (d) the date when such premium will be calculated, (e) the estimated premium, and (f) the accrued interest applicable to the prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in such notice. At least two Business Days prior to the prepayment date specified in such notice, the Company shall provide each Holder written notice stating whether any premium is payable in connection with such prepayment, and containing a reasonably detailed computation of any such premium or the basis for determining that no such premium is payable.

      3.   Representations.

      3.1 Representations of the Company. The Company represents and warrants that:

           (a) Subsidiaries. Exhibit B attached hereto states the name of each Subsidiary, its jurisdiction of incorporation, the percentage of its Voting Stock owned by the Company and/or other Subsidiaries, and whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary. Each of the Company and its Subsidiaries has good and marketable title to all of the shares of stock of each Subsidiary it purports to own, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and non-assessable.

           (b)  Corporate Organization and Authority.  The Company and each
Subsidiary:

                (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

                (ii) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and

                (iii) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary.

           (c) Business and Property. You have heretofore been furnished with a copy of the Private Placement Memorandum dated August, 1994 (the "Memorandum"), from BA Securities, Inc. which generally sets forth the business conducted and proposed to be conducted by the Company and its Subsidiaries and the principal properties of the Company and its Subsidiaries.

           (d)  Financial Statements.

                (i) The consolidated balance sheets of the Company and its Subsidiaries as of the last day of its fiscal year ended in each of the years 1989 through 1993 and the consolidated statements of income, consolidated statements of Members' equity and consolidated statements of cash flows for the fiscal years ended on said dates, each accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification except as therein noted, by Delap, White & Raish, have been prepared in accordance with GAAP consistently applied except as therein noted, are correct and complete and present fairly the financial position of the Company and its Subsidiaries as of such dates and the results of their operations and changes in their cash flows for such periods. The unaudited consolidated balance sheet of the Company and its Subsidiaries as of July 1, 1994, and the unaudited statements of income, Members' equity and cash flows for the nine-month period ended on such date prepared by the Company have been prepared in accordance with GAAP consistently applied, are correct and complete and present fairly the financial position of the Company and its Subsidiaries as of such date and the results of their operations and changes in their cash flows for such period.

           (ii) Since October 1, 1993, there has been no change in the condition, financial or otherwise, of the Company and its Subsidiaries as shown on the consolidated balance sheet as of such date except changes in the ordinary course of business, none of which individually or in the aggregate involve the possibility of materially adversely affecting the properties, business, prospects, profits or condition (financial or otherwise) of the Company or any of its Subsidiaries.

           (e) Debt and Liens. Exhibit C attached hereto correctly describes all Debt and Liens, if any, relating thereto, of the Company and its Subsidiaries outstanding as of September 30, 1994.

           (f) Full Disclosure. Neither the financial statements referred to in Section 3.1(d) hereof, this Agreement, the Memorandum or any other written statement furnished by the Company to you in connection with the negotiation of the sale of the Notes, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company or its Subsidiaries which the Company has not disclosed to you in writing which materially adversely affects nor, so far as the Company can now foresee, will materially adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company or any of its Subsidiaries.

           (g) Pending Litigation. There are no proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary in any court or before any governmental or regulatory authority or arbitration board or tribunal which involve the possibility of materially adversely affecting the properties, business, prospects, profits or condition (financial or otherwise) of the Company or any of its Subsidiaries.

           (h) Title to Properties. The Company and each of its Subsidiaries has good and marketable title in fee simple (or its equivalent under applicable law) to all parcels of real property material to its business, prospects, profits or condition (financial or otherwise) and has good title to all the other material items of personal property it purports to own, including that reflected in the most recent balance sheet referred to in Section 3.1(d) hereof, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by this Agreement.

           (i) Patents and Trademarks. The Company and each of its Subsidiaries owns or possesses all the patents, trademarks, trade names, service marks, copyrights, licenses, permits and rights with respect to the foregoing necessary for the conduct of its business, without any known conflict with the rights of others. To the best of the Company's knowledge after due inquiry, neither the Company nor any of its Subsidiaries is in default under any such license or permit and no event has occurred and is continuing under the provisions of any such license or permit which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

           (j) Sale Is Legal and Authorized. The sale of the Notes and compliance by the Company with all of the provisions of this Agreement and the Notes:

                (i)  are within the corporate powers of the Company;

                (ii) will not violate any provisions of any law or any order of any court or governmental authority and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Articles of Incorporation or Bylaws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any Liens on any property of the Company; and

                (iii) have been duly authorized by proper corporate action on the part of the Company (no action by the Members of the Company being required by law, by the Articles of Incorporation or By-laws of the Company or otherwise), executed and delivered by the Company and this Agreement and the Notes, when executed and delivered by the Company, will constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their respective terms.

           (k) No Defaults. No Default or Event of Default has occurred and is continuing. The Company is not in default in the payment of principal or interest on any Debt and is not in default under any instrument or instruments or agreements under and subject to which any Debt has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

           (l) Governmental Consent. No approval, consent or withholding of objection on the part of any regulatory body, state, federal or local, is necessary in connection with the execution and delivery by the Company of this Agreement or the Notes or compliance by the Company with any of the provisions of this Agreement or the Notes.

           (m) Taxes. The Company is taxed as a cooperative under Subchapter T of the Code. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before September 30, 1986, the federal income tax liability of the Company and its Subsidiaries has been satisfied and either the period of limitations on assessment of additional federal income tax has expired or the Company and its Subsidiaries have entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any material proposed additional tax assessment against it for which adequate provision has not been made on its accounts, and no material controversy in respect of additional federal or state income taxes due since said date is pending or to the knowledge of the Company threatened. The provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years, and for its current fiscal period.

           (n) Use of Proceeds. The net proceeds from the sale of the Notes will be used to refinance existing Debt of the Company and for general corporate purposes. None of the transactions contemplated by this Agreement (including, without limitation, the use of proceeds from the issuance of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Neither the Company nor any Subsidiary owns or intends to carry or purchase any "margin stock" within the meaning of said Regulation G. None of the proceeds from the sale of the Notes will be used to purchase, or refinance any borrowing the proceeds of which were used to purchase, any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

           (o) Private Offering. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes or any similar Security with any person other than the Purchaser and not more than 75 other institutional investors, each of whom was offered a portion of the Notes at private sale for investment. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from any person so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

           (p) ERISA. The consummation of the transactions provided for in this Agreement and compliance by the Company with the provisions thereof and the Notes issued thereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and (a) no Reportable Event has occurred and is continuing with respect to any Plan, (b) neither the Company nor any member of the ERISA Group has withdrawn from any Plan or Multiemployer Plan or instituted steps to do so, and (c) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any member of the ERISA Group of any material liability, fine or penalty. No Plan maintained by the Company or any member of the ERISA Group, nor any trust created thereunder, has incurred any "accumulated funding deficiency" as defined in
Section 302 of ERISA nor does the present value of all benefits vested under all Plans exceed, as of the last annual valuation date, the value of the assets of the Plans allocable to such vested benefits. Neither the Company nor any member of the ERISA Group is a member of or contributes to any multiple employer plan as described in ERISA. Neither the Company nor any member of the ERISA Group has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except for the obligation of the Company to provide post-retirement medical insurance to certain existing employees and existing retirees, the aggregate number of which employees and retirees is less than 150.

           (q)  Compliance with Law.

                (i) Neither the Company nor any of its Subsidiaries (A) is in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject; or (B) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain would materially adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Company or any of its Subsidiaries, or impair the ability of the Company to perform its obligations contained in this Agreement or the Notes. Neither the Company nor any of its Subsidiaries is in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

                (ii) Without limiting the provisions of clause (i) of this paragraph (q), the Company is in compliance with all applicable Environmental Laws, the failure to comply with which would materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company or any of its Subsidiaries or the ability of the Company to perform its obligations under the Agreement or the Notes.

           (r) Investment Company Act. The Company is not, and is not directly or indirectly controlled by or acting on behalf of any Person which is, required to register as an "investment company" under the Investment Company Act of 1940, as amended.

           (s) Foreign Assets Control Regulations, etc. Neither the Company nor any Affiliate of the Company is, by reason of being a "national" of a "designated foreign country" or a "specially designated national" within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, subject to any restriction or prohibition under, or is in violation of, any Federal statue or Presidential Executive Order, or any rules or regulations of any department, agency or administrative body promulgated under any such statute or order, concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property.

           (t) Solvency. Both immediately prior and immediately after giving effect to the issuance of the Notes, the Company will not be "insolvent" (as such term is defined in the United States Bankruptcy Code).

      3.2  Representations of the Purchaser.

           (a) You represent and in entering into this Agreement the Company understands, that:

                (i) you are acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that you have no present intention of selling, negotiating or otherwise disposing of the Notes; it being understood, however, that the disposition of your property shall at all times be and remain within your control; and

                (ii) you have been advised that the Notes have not been registered under the Securities Act of 1933, as amended and, therefore, cannot be resold unless they are registered under said Act or an exemption from registration is available.

           (b) You further represent that at least one of the following statements is an accurate representation as to the source of funds to be used by you to make your investment hereunder:

                (i) No part of such funds constitutes assets allocated to any separate account maintained by you in which any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) or any trust created to fund the benefits thereunder has any interest; or

                (ii) Such funds constitute assets of a specific employee benefit plan, complete and correct information as to the identity of which you have disclosed in writing to the Company; or

                (iii) The source of funds is an "investment fund" managed by a "qualified professional asset manager" or "QPAM" (as defined in Part V of PTE 84-14, issued March 13, 1984), provided that no other party to the transactions described in this Agreement and no "affiliate" of such other party (as defined in Section V(c) of PTE 84-14) has at this time, and during the immediately preceding one year has exercised, the authority to appoint or terminate said QPAM as manager of the assets of any plan identified in writing pursuant to this clause 3.2(b)(iii) or to negotiate the terms of said QPAM's management agreement on behalf of any such identified plans.

      If any plan is identified pursuant to subclause 3.2(b)(ii), then the Company shall deliver a certificate on the Closing Date, which certificate shall state that such party is neither a "party in interest" (as defined in Title I, Section 3(14) of ERISA) nor a "disqualified person" (as defined in
Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended), with respect to any plan identified pursuant to subclause 3.2(b)(ii) above. If any plan is identified pursuant to clause 3.2(b)(iii) above, then the Company shall deliver a certificate on the Closing Date, which certificate shall state that neither it nor any "affiliate" (as defined in Section V(c) of PTE 84-14) is described in the proviso to said subclause 3.2(b)(iii).

      4. Closing Conditions. The obligation of the Purchaser to purchase a Note on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

      4.1 Legal Opinions. Concurrently with the delivery of the Notes to you on the Closing Date, you shall have received from Brownstein, Rask, Arenz, Sweeney, Kerr & Grim, counsel for the Company and from Chapman and Cutler, who are acting as your special counsel in this transaction, their respective opinions dated the Closing Date, in form and substance satisfactory to you and your special counsel, and covering the matters set forth in Exhibits D and E, respectively, hereto.

      4.2 Legality. The Notes being purchased by you on the Closing Date shall qualify on the Closing Date as a legal investment for you under the laws of each jurisdiction to which you may be subject (without resort to any so-called "basket provisions" to such laws), and such purchase shall not subject you to any penalty or other onerous condition under or pursuant to any applicable law or governmental regulation and you shall have received such certificates or other evidence as you may reasonably request to establish compliance with this condition.

      4.3 Closing Certificate. Concurrently with the delivery of Notes to you on the Closing Date, you shall have received a certificate dated the Closing Date, signed by the Chief Executive Officer or the President or any Vice President or the Treasurer of the Company the truth and accuracy of which shall be a condition to your obligation to purchase the Notes proposed to be sold to you and to the effect that

           (a) the representations and warranties of the Company set forth in Section 3 hereto are true and correct on and with respect to the Closing Date,

           (b) the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, and

           (c) no Default or Event of Default has occurred and is continuing.

      4.4 Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to you and your special counsel, and you shall have received a copy (executed or certified as may be appropriate) of all documents and other evidence which you may reasonably request in connection with such transactions and of all proceedings taken in connection therewith in form and substance satisfactory to you and your special counsel.

      4.5 Special Counsel Fees. Concurrently with the delivery of the Notes to you on the Closing Date, the Company shall have paid the fees and disbursements of your special counsel which are referred to Section 9.6 and reflected in the statement of your special counsel delivered on such date. Promptly upon receipt of supplemental statements, the Company will pay additional fees and disbursements of your special counsel which were not paid at the time of closing.

      4.6 Waiver of Conditions. If on the Closing Date the Company fails to tender to you the Notes to be issued to you on such date, or if the conditions specified in this Section 4 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in this Section 4 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent you may in your sole discretion determine. Nothing in this Section 4.6 shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.

      4.7 Reliance on Audited Financial Statements. You shall have received an original counterpart of a letter, substantially in the form set forth in Exhibit F attached hereto, from the Company to its independent certified accountants confirming that you are relying upon the financial statements of the Company audited by such accountants, together with an acknowledgment and consent from such accountants in form and substance reasonably satisfactory to the Purchasers.

      5. Company Covenants. From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:
      5.1 Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business, provided that the foregoing shall not prevent any transaction permitted by Section 5.13.

      5.2 Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations engaged in the same or a similar business and owning and operating similar properties.

      5.3 Taxes, Claims for Labor and Materials, Compliance with Laws. The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Subsidiary; provided the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if

           (a) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and

           (b) the Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

The Company will promptly comply and will cause each Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all Environmental Laws, the violation of which could materially adversely affect the properties, business, prospects, profits or conditions of the Company or any Subsidiary or could result in the creation of any Lien not permitted under Section 5.11.

      5.4 Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

      5.5 Nature of Business. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

      5.6 Fixed Charges. The Company will keep and maintain the ratio of Consolidated Net Income Available for Fixed Charges for the immediately preceding 12-month period to Fixed Charges for such 12-month period at not less than 1.4 to 1.0.

      5.7 Minimum Net Worth and Subordinated Funded Debt. The Company will at all times, maintain the sum of (a) Consolidated Tangible Net Worth, plus
(b) Consolidated Subordinated Funded Debt, at an amount not less than $70,000,000.

      5.8  Limitations on Funded Debt.

           (a) The Company will not, and will not permit any Restricted Subsidiary to, create, assume or incur or in any manner become liable in respect of any Funded Debt, unless after giving effect thereto and to the application of the proceeds thereof (including the application of any such proceeds to the retirement of Funded Debt) Consolidated Funded Debt would not exceed 82.5% of Tangible Capitalization.

           (b) The Company will not, and will not permit any Restricted Subsidiary to create, assume or incur any Senior Funded Debt unless after giving effect thereto and to the application of the proceeds thereof (including the application of any such proceeds to the retirement of any Senior Funded Debt) Consolidated Senior Funded Debt (excluding Contingent Obligations) would not exceed 55% of Consolidated Tangible Net Worth, plus Consolidated Funded Debt (excluding Contingent Obligations).

           (c) Any corporation which becomes a Restricted Subsidiary after the date hereof shall for all purposes of this Section 5.8 be deemed to have created, assumed or incurred at the time it becomes a Restricted Subsidiary all Funded Debt of such corporation existing immediately after it becomes a Restricted Subsidiary.

           (d) In the event any Restricted Subsidiary ceases to be a Restricted Subsidiary after the date hereof, all Funded Debt of the Company or any other Restricted Subsidiary payable to such Restricted Subsidiary shall, for all purposes of this Section 5.8, be deemed to have been created, assigned or incurred at the time such Restricted Subsidiary ceases to be a Restricted Subsidiary.

      5.9 Limitations on Funded Debt of Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to create, assume, incur or in any manner be or become liable in respect of any Funded Debt, except:

           (a) Funded Debt owing to the Company or a Wholly-owned Restricted Subsidiary;

           (b) Funded Debt outstanding as of the date of this Agreement and reflected on Exhibit C hereto;

           (c) Funded Debt of any corporation which becomes a Restricted Subsidiary after the date of this Agreement, which Funded Debt exists at the time the corporation becomes a Restricted Subsidiary and was incurred pursuant to contractual commitments entered into prior to and not in contemplation of such corporation becoming a Restricted Subsidiary;

           (d)  Funded Debt secured by Liens permitted by Section 5.11(h);

           (e) Renewals, extensions or refunding of any Funded Debt which was previously permitted pursuant to clause (b) or (d) of this Section 5.9, provided that (i) no such renewal, extension or refunding shall increase the principal amount thereof and (ii) at the time of such renewal, extension or refunding, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

           (f) Funded Debt, in addition to that permitted by the foregoing clauses (a) through (e), if at the time of incurrence thereof and after giving effect thereto and to the application of the proceeds thereof (including the application of any such proceeds to the retirement of Funded
Debt), the aggregate amount of Funded Debt outstanding pursuant to this
Section 5.9(f) plus the aggregate amount of Debt secured by Liens permitted by Section 5.11(j) would not exceed 15% of Tangible Capitalization.

      5.10 Limitations on Debt of the Company. The Company will not create, assume, incur or in any manner be or become liable in respect of any Debt to any Restricted Subsidiary, unless such Debt is subordinated in right of payment to the Notes pursuant to subordination provisions as set forth in Exhibit G hereto.

      5.11 Limitations on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom except Liens described in clauses (a) through (k) below:

           (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by
Section 5.3 hereof;

           (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

           (c) Liens incidental to the conduct of business or the ownership of properties and assets (including warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

           (d) Liens constituting minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Restricted Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

           (e) Liens securing Debt of a Restricted Subsidiary to the Company;

           (f) Liens existing as of as of the date of this Agreement and reflected in Exhibit C hereto;

           (g) Liens on property or capital stock of any corporation which becomes a Restricted Subsidiary after the date of this Agreement, which Liens exist at the time such corporation becomes a Restricted Subsidiary and were incurred pursuant to contractual commitments entered into prior to and not in contemplation of such corporation becoming a Restricted Subsidiary;

           (h) Liens, including Liens arising under Capitalized Leases, incurred after the Closing Date given to secure the payment of the purchase price, cost of improvement or cost of construction of fixed assets useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary incurred contemporaneously with, or within 270 days after, such acquisition, improvement or construction, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or a Restricted Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (A) the Lien shall attach solely to the fixed assets acquired, purchased, improved or constructed, (B) at the time of acquisition, improvement or construction of such fixed assets, the aggregate amount remaining unpaid on all Debt secured by Liens on such fixed assets whether or not assumed by the Company or a Restricted Subsidiary shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the Board of Directors of the Company), and (C) all such Debt shall have been incurred within the applicable limitations provided in Section 5.8;

           (i) Extensions, renewals or replacements, in whole or in part, of any Lien referred to in the foregoing clauses (a) to (h), inclusive, provided that, upon giving effect thereto,

                (i)  there shall exist no Default or Event of Default,

                (ii) the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and

                (iii) such extension, renewal or replacement shall be limited to all or any part of the same property that secured the Lien extended, renewed or replaced (plus improvements on such property); and

           (j) Liens, in addition to those permitted by the foregoing clauses (a) through (i), securing Funded Debt of the Company or any Restricted Subsidiary, provided, that at the time of the incurrence of any such Funded Debt and after giving effect thereto and to the application of the proceeds thereof (including the application of any such proceeds to the retirement of Funded Debt) the sum of (i) the aggregate principal amount of all such Funded Debt secured by Liens permitted by this Section 5.11(j), plus
(ii) the aggregate amount of Funded Debt then outstanding and incurred within the limitations of Section 5.9(f), shall not exceed 15% of Tangible Capitalization.

      5.12 Restricted Payments and Restricted Investments.

           (a) The Company will not, and will not permit its Restricted Subsidiaries to declare or make, or incur any liability to make any Restricted Payments or Restricted Investments, except:

                (i) a Restricted Subsidiary may pay dividends to the Company; and

                (ii) the Company and its Restricted Subsidiaries may make Restricted Payments and Restricted Investments, provided that immediately after giving effect to any such Restricted Payment or Restricted Investment, (A) no Default or Event of Default would exist, (B) the Company would be able to incur at least $1.00 of additional Senior Funded Debt under Section 5.8, and (C) the aggregate amount of all Restricted Payments made during the period from and after October 1, 1990 to and including the date of such Restricted Payment or Restricted Investment, together with the amount of Outstanding Restricted Investments, would not exceed the sum of
 (1) $6,000,000, plus (2) the net cash proceeds to the Company from the issue or sale, during such period, of capital stock of the Company, or warrants, rights or options to purchase or acquire any shares of its capital stock, plus (3) the principal amount of any Indebtedness of the Company converted into common stock of the Company during such period, plus
 (4) 50% of Consolidated Net Income for such period, computed on a cumulative basis for said entire period (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit), plus (5) patronage dividends paid from and after the date of this Agreement by issuance of equity securities of the Company.

      The Company or any Restricted Subsidiary will not declare a dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof.

      For the purposes of this Section 5.12(a) the amount of any Restricted Payment or Restricted Investment declared, made, paid or distributed in property of the Company or any Restricted Subsidiary shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the corporation making the payment) of such property at the time of making such Restricted Payment or Restricted Investment.

      Any Person which became or becomes a Restricted Subsidiary after October 1, 1990 shall be deemed to have made, at the time it became or becomes a Subsidiary, all Restricted Investments of such Person existing immediately after it became or becomes a Restricted Subsidiary. In the event any Restricted Subsidiary ceased or ceases to be a Restricted Subsidiary subsequent to October 1, 1990, all investments of the Company and its Restricted Subsidiaries in such Person shall be deemed to have been made at the time such Person ceased or ceases to be a Restricted Subsidiary.

           (b) The Company will not, and will not permit its Restricted Subsidiaries to make any payment of principal or interest on Subordinated Debt, or pay or declare any patronage dividends, if a Default or Event of Default under Section 6.1(a) or 6.1(b) hereof has occurred and is continuing.

      5.13 Mergers, Consolidations and Sales of Assets.

           (a) The Company will not, and will not permit any Restricted Subsidiary to consolidate with or be a party to a merger with any other corporation or sell, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries, provided, however, that:

                (i) the Company may consolidate or merge with or into any other corporation, or sell all or substantially all of its assets to any other corporation, if (A) the Company shall be the surviving or continuing corporation or, if the Company shall not be the surviving or continuing corporation or shall sell all or substantially all of its assets to a corporation, such surviving, continuing or purchasing corporation shall be incorporated under the laws of the United States or any jurisdiction thereof and shall assume in writing all obligations of the Company under this Agreement and under the Notes, (B) at the time of such consolidation, merger or sale and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and (C) after giving effect to such consolidation, merger or sale the Company or such surviving, continuing or purchasing corporation would be permitted to incur at least $1.00 of additional Senior Funded Debt under the provisions of Section 5.8;

                (ii) any Restricted Subsidiary may merge or consolidate with or into the Company or any other Person so long as (A) in any merger or consolidation involving the Company, the requirements of
 Section 5.13(a)(i) shall be satisfied; or (B) in any other merger or consolidation, at the time of such consolidation or merger and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and after giving effect to such merger or consolidation, the Company would be permitted to incur at least $1.00 of additional Senior Funded Debt under the provisions of Section 5.8; and

           (iii) any Restricted Subsidiary may sell, lease or otherwise dispose of all or substantially all of its assets either (A) to the Company or any Wholly-owned Restricted Subsidiary or (B) to any other Person, provided, that such transfer is permitted by Section 5.13(b)(vii).

           (b) The Company will not, and will not permit any Restricted Subsidiary to sell, lease, transfer or otherwise dispose of (each referred to as a "Transfer") any assets, except:

                (i) Transfers of all or substantially all of the assets of the Company or a Restricted Subsidiary permitted by Section 5.13(a);

                (ii)  Transfers in the ordinary course of business;

                (iii) Transfers of individual assets having a book value less than $250,000 (for which purpose the book value of assets sold in a single transaction or any integrated series of transactions shall be aggregated);

                (iv) Transfers of Debt owed to the Company by a Member and incurred in connection with financing of Member stores or equipment;

                (v) Transfers from the Company to any Wholly-owned Restricted Subsidiary or from any Restricted Subsidiary to the Company or a Wholly-owned Restricted Subsidiary;

                (vi)  Transfers of worn-out or obsolete assets; and

                (vii) Any other Transfers, including without limitation Transfers to Restricted Subsidiaries which are not Wholly-owned, provided that (A) after giving effect to such Transfer, the aggregate net book value of assets transferred subject to this provision during the then current Fiscal Quarter and the immediately preceding three Fiscal Quarters would not exceed 10% of Consolidated Total Assets computed as of the end of the most recent Fiscal Quarter preceding such Transfer, unless the net proceeds from such Transfers in excess of 10% (1) are reinvested in assets in related businesses, as determined by the Board of Directors, within twelve months from the date of such Transfers or (2) are applied to repay an equivalent amount of Consolidated Senior Funded Debt including premium, if any; (B) in the opinion of the Company, the sale is for fair value and is in the best interests of the Company; and (C) immediately after the consummation of the transaction, and after giving effect thereto, no Default or Event of Default would exist.

           (c) The Company will not permit any Restricted Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this Section 5.13(c), any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Restricted Subsidiary to any Person other than the Company or a Wholly-owned Restricted Subsidiary, except for the purpose of qualifying directors, or except in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and/or a Restricted Subsidiary whereby the Company and/or such Restricted Subsidiary maintain their same proportionate interest in such Restricted Subsidiary.

           (d) The Company will not sell, transfer or otherwise dispose of any shares of stock in any Restricted Subsidiary (except to qualify directors) or any Debt of any Restricted Subsidiary, and will not permit any Restricted Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Wholly-owned Restricted Subsidiary) any shares of stock or any Debt of any other Restricted Subsidiary, unless:

                (i) simultaneously with such sale, transfer or disposition, all shares of stock and all Debt of such Restricted Subsidiary at the time owned by the Company and by every other Restricted Subsidiary shall be sold, transferred or disposed of as an entirety;

                (ii) the Board of Directors of the Company shall have determined, as evidenced by a resolution thereof, that the retention of such stock and Debt is no longer in the best interests of the Company;

                (iii) such stock and Debt is sold, transferred or otherwise disposed of to a Person, for a cash consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

                (iv) the Restricted Subsidiary being disposed of shall not have any continuing investment in the Company or any other Restricted Subsidiary not being simultaneously disposed of; and

                (v)  such sale or other disposition is permitted by
 Section 5.13(b)(vii) hereof.

      5.14 Guaranties. The Company will not and will not permit any Restricted Subsidiary to become or be liable in respect of any Guaranty except (a) Guaranties of the Company or any Restricted Subsidiary incurred in the ordinary course of business which are not Guaranties of Debt, or (b) Guaranties of the Company or any Restricted Subsidiary which constitute Debt, are limited in amount to a stated maximum dollar exposure and are permitted by the applicable provisions of Section 5.8.

      5.15 Repurchase of Notes. Neither the Company nor any Restricted Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all Holders at the same time and upon the same terms. In case the Company repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be cancelled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the purchase or other acquisition of any Notes by the Company, any Restricted Subsidiary or any Affiliate, such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the Holders of any actions with respect hereto, including, without limitation, Sections 6.3, 6.4 and 7.1.

      5.16 Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the business of the Company or such Restricted Subsidiary and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

      5.17 Withdrawal from Multiemployer Plans and Termination of Pension Plans. The Company will not, and will not permit any Subsidiary to, withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Company or any Subsidiary pursuant to Section 4068 of ERISA.

      5.18 Reports and Rights of Inspection. The Company will keep, and will cause each Restricted Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Restricted Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to this Section 5.18 and concurred in by the independent public accountants referred to in Section 5.18(b) hereof), and will furnish to you so long as you are the Holder of any Note and to each other Institutional Holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

           (a) Quarterly Statements. As soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, copies of:

                (i) consolidated balance sheets of the Company and its Restricted Subsidiaries as of the close of such Fiscal Quarter, setting forth in comparative form the consolidated figures for the Fiscal Year then most recently ended; and

                (ii) consolidated statements of income, Members' equity and cash flows of the Company and its Restricted Subsidiaries for such Fiscal Quarter and for the portion of the Fiscal Year ending with such Fiscal Quarter, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding Fiscal Year;

all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company;

           (b) Annual Statements. As soon as available and in any event within 120 days after the close of each Fiscal Year of the Company, copies of:

                (i) consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as of the close of such Fiscal Year, and

                (ii) consolidated and consolidating statements of income, Members' equity and cash flows of the Company and its Restricted Subsidiaries for such Fiscal Year, in each case setting forth in comparative form the figures for the preceding Fiscal Year, all in reasonable detail. Such consolidated financial statements shall be accompanied by an audit report thereon of Delap, White & Raish or other firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Restricted Subsidiaries as of the end of the Fiscal Year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

           (c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Restricted Subsidiary;

           (d) SEC and Other Reports. Promptly upon their becoming available, one copy of each

                (i) financial statement, report, notice or proxy statement sent by the Company to Members generally;

                (ii) regular or periodic report and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

                (iii) annual report of each Subsidiary constituting an insurance company required by applicable law to be prepared and filed with any governmental agency or regulatory body; and

                (iv) material order in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, federal or state, having jurisdiction over the Company or any of its Subsidiaries;

           (e) ERISA Reports. Promptly upon the occurrence thereof, written notice of

                (i)  a Reportable Event with respect to any Plan;

                (ii) the institution of any steps by the Company, any member of the ERISA Group, the PBGC or any other person to terminate any Plan;

                (iii) the institution of any steps by the Company or any member of the ERISA Group to withdraw from any Plan;

                (iv) a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA in connection with any Plan;

                (v) any material increase in the contingent liability of the Company or any Restricted Subsidiary with respect to any post-retirement welfare liability; or

                (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

           (f) Officer's Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth:

                (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Section 5.6 through Section 5.13 at the end of the period covered by the financial statements then being furnished, and

                (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

           (g) Accountant's Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, which certificate shall be addressed to the Holders, stating that such accountants have reviewed this Agreement; stating whether, in making their audit, such accountants have become aware of any Default or Event or Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

           (h) Unrestricted Subsidiaries. Within the respective periods provided in paragraphs 5.18(a) and 5.18(b) above, financial statements of the character and for the dates and periods as in said paragraphs 5.18(a) and 5.18(b) provided covering each Unrestricted Subsidiary (or groups of Unrestricted Subsidiaries on a consolidated basis), provided that no separate audit report shall be required for Unrestricted Subsidiaries; and

           (i) Requested Information. With reasonable promptness, such other data and information as any of you or any other Institutional Holder may reasonably request. Without limiting the foregoing, the Company will permit you, so long as you are the Holder of any Note, and each Institutional Holder of the then outstanding Notes (or such Persons as either you or such Institutional Holder may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested; provided that no such inspection or examination shall unreasonably interfere with the business of the Company. Any visitation shall be at the sole expense of you or such Institutional Holder unless a Default or Event of Default shall have occurred and be continuing, in which case, any such visitation or inspection shall be at the sole expense of the Company.

      5.19 Change in Federal Income Tax Status. The Company shall give written notice to the Holders within 30 days after the Company (a) shall have determined to cease to be taxed as a cooperative under Subchapter T of the Code or (b) has been notified by the Internal Revenue Service or has otherwise determined that the Company no longer qualifies for taxation as a cooperative under Subchapter T. Such notice shall specify the date from and after which the Company shall cease to be taxed as a cooperative under Subchapter T of the Code and the status of the Company for federal income tax purposes from and after such date. The Purchaser and the Company recognize that certain of the business and financial covenants contained in this Agreement have been structured based upon the assumption that the Company will continue to be taxed as a cooperative under Subchapter T. Accordingly, in the event of a change in the federal income tax status of the Company, the Company and the Holders will negotiate in good faith amendments to the business and financial covenants contained in this Agreement to reflect the economic consequences of such change.

      6.   Events of Default and Remedies Therefor.

      6.1 Events of Default. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

           (a) Default in the payment of any interest, fees or other sums (other than principal or premium on any of the Notes) pursuant to this Agreement or the Notes as and when the same shall become due and payable, and continuance of such default for a period of five Business Days; or

           (b) Default in the payment of all or any part of the principal or premium on any of the Notes as and when the same shall become due and payable either at maturity, upon optional or mandatory prepayment, by declaration or otherwise; or

           (c) Default in the performance or observance of any covenant or agreement contained in Section 5.6 through Section 5.13; or

           (d) Default in the performance or observance, or breach, of any other provision of this Agreement or the Notes (other than a provision a default in whose performance or observance or whose breach is elsewhere in this Section 6.1 specifically addressed), and continuance of such default or breach for a period of 30 days after the first to occur of

                (i) written notice thereof by a Holder to an officer of the Company or

                (ii) an officer of the Company has actual knowledge of such default or breach; or

           (e) A default or the happening or any event under any indenture, agreement or other instrument evidencing or under which any Material Debt is then outstanding, shall happen and be continuing after the applicable grace period and the effect of such default or happening is to cause, or permit the holder or holders of any Material Debt (or a trustee on behalf of such holder or holders) to cause the same to be or become due and payable prior to the date on which the same would otherwise be due and payable; or

           (f) A final judgment or judgments or order for the payment of money aggregating in excess of $5,000,000 (or the equivalent at the time in question in any other currency) (net of insurance proceeds to the extent the insurer has acknowledged liability) is entered against the Company or a Restricted Subsidiary and such judgment or judgments or order is not satisfied, or vacated or stayed by reason of impending appeal or otherwise, within 60 days after the date of its entry; or

           (g) Any member of the ERISA Group fails to pay when due or within 15 days thereafter an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan or Plans which, individually or in the aggregate with other such Plans, has or have aggregate Insufficiencies in excess of $5,000,000, is filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC institutes proceedings under Title IV of ERISA in respect of any Prior Plan or Prior Plans which, individually or in the aggregate with other such Prior Plans, has or have aggregate Insufficiencies in excess of $5,000,000; or the PBGC institutes proceedings for premiums under
Section 4007 of ERISA in respect of, or to cause a trustee to be appointed to administer, any Plan or Plans which, individually or in the aggregate with other such Plans, has or have aggregate Insufficiencies in excess of $5,000,000; or a condition specified in Section 4042(a)(4) of ERISA shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan or Plans which, individually or in the aggregate with other such Plans, has or have aggregate Insufficiencies in excess of $5,000,000, must be terminated; or there occurs a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which would cause one or more members of the ERISA Group to incur an obligation in excess of $5,000,000 which is payable within 12 months of the incurrence thereof; or

           (h) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

           (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any Restricted Subsidiary in an involuntary case under any applicable bankruptcy, reorganization, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, receiver or sequestrator (or similar official) of the Company or any Restricted Subsidiary or for any substantial part of the property of the Company or any Restricted Subsidiary or ordering the winding up or liquidation of the affairs; of the Company or any Restricted Subsidiary, and such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or

           (j) The Company or any Restricted Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or any Restricted Subsidiary or of any substantial part of the property of the Company or any Restricted Subsidiary, or make any general assignment for the benefit of creditors.

      6.2 Notice to Holders. When any Event of Default described in the foregoing Section 6.1 has occurred, or if any Holder or the holder of any other evidence of Debt of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within five Business Days of such event to all Holders.

      6.3 Acceleration of Maturities. When any Event of Default described in paragraph (a) or (b) of Section 6.1 has occurred and is continuing, any Holder may, by notice to the Company, declare the entire principal and all interest accrued on such Holder's Notes to be, and such Holder's Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. In addition to and not in limitation of the foregoing, when any Event of Default described in paragraphs (a) through (h), inclusive, of said
Section 6.1 has occurred and is continuing, the Holder or Holders of 66-2/3% or more of the principal amount of Notes at the time outstanding may, by notice to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (i) or (j) of Section 6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon any Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the Holders of the Notes then due and payable the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, if any, specified in Section 2.2, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of the Holder or Holders nor any delay or failure on the part of any Holder to exercise any right shall operate as a waiver of such right or otherwise prejudice such Holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the Holder or Holders all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such Holder's or Holders' attorneys for all services rendered and disbursements made in connection therewith.

      6.4 Rescission of Acceleration. The provisions of Section 6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (h), inclusive, of Section 6.1, the Holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

           (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

           (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under Section 6.3) shall have been duly paid; and

           (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to Section 7.1; and, provided, further, that no such recission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

      7.   Amendments, Waivers and Consents.

      7.1 Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Holders of at least 66-2/3% in aggregate principal amount of outstanding Notes; provided that without the written consent of the Holders of all of the Notes then outstanding, no such amendment or waiver shall be effective

           (a) which will change the time of payment (including any prepayment required by Section 2.1) of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon or the calculation of the Make-Whole Amount,

           (b) which will change any of the provisions with respect to optional prepayments, or

           (c) which will change the percentage of Holders of the Notes required to consent to any such amendment or waiver, or

           (d)  which will change any of the provisions of this Section 7,
Section 5.15, Section 6, Section 9.4 or Section 9.5, or the definition of any term used therein.

      7.2 Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each Holder (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fees or otherwise, to any Holder as consideration for or as an inducement to entering into by any Holder of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently paid, on the same terms, ratably to all the Holders. Promptly and in any event within 30 days of the date of execution and delivery of any such waiver or amendment, the Company shall provide a true, correct and complete copy thereof to each of the Holders of the Notes.

      7.3 Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the Holders and shall be binding upon them, upon each future Holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

      8.   Interpretation of Agreement; Definitions'.

      8.1 Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

      "Affiliate" shall mean any Person (other than a Restricted Subsidiary)
(a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (b) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (c) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

      "Agreement" shall have the meaning set forth in the introductory paragraph preceding Section 1.1.

      "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in the States of Oregon or New York are required by law to close or are customarily closed.

      "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

      "Capitalized Rentals" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

      "Closing Date" shall have the meaning set forth in Section 1.2.

      "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations from time to time promulgated thereunder.

      "Company" shall mean United Grocers, Inc., an Oregon corporation, and any Person who succeeds to all, or substantially all, of the assets and business of United Grocers, Inc.

      "Consolidated Funded Debt" shall mean all Funded Debt of the Company and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.

      "Consolidated Net Income" for any period shall mean the consolidated net income of the Company and its Restricted Subsidiaries for such period, determined after provision for income taxes, but excluding therefrom extraordinary items and unusual or non-recurring gains net of the income tax effect thereof.

      "Consolidated Net Income Available for Fixed Charges" shall mean, for any period, Consolidated Net Income for such period, plus (a) all deductions for taxes levied in respect of income deducted in computing Consolidated Net Income for such period, (b) all patronage payments deducted in computing Consolidated Net Income for such period, and (c) Fixed Charges for such period.

      "Consolidated Tangible Net Worth" shall mean, as of the date of any determination thereof, consolidated Members' equity of the Company and its Restricted Subsidiaries less all intangible assets.

      "Consolidated Senior Funded Debt" shall mean all Senior Funded Debt of the Company and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.

      "Consolidated Subordinated Funded Debt" shall mean all Subordinated Funded Debt of the Company and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.

      "Consolidated Total Assets" shall mean the total assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis according to GAAP.

      "Contingent Obligations" shall mean the aggregate recourse obligations of the Company for Debt originally owed by Members to the Company in respect of store or equipment financing, which Debt has been sold by the Company on a recourse basis.

      "Debt" shall mean, as of the date of any determination thereof;
(i) Indebtedness for borrowed money; (ii) Indebtedness representing the deferred purchase price of property or services, but excluding accounts payable and accrued liabilities arising in, and on terms customary in, the ordinary course of the business of the Company and its Restricted Subsidiaries; (iii) Indebtedness which is evidenced by acceptances, notes or other instruments; (iv) Capitalized Rentals; (v) Reimbursement obligations under letters of credit; (vi) Contingent Obligations; and (vii) Guaranties.

      "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

      "Environmental Law" shall mean any international, federal, state or local statute, law, regulation, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to the property of the Company and its Subsidiaries or the operation, construction or modification of any thereof, including without limitation, the following:
the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Control Act, the Clean Air Act of 1966, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1977, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990 and any similar or implementing state law, and any state statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof, and all rules, regulations, guidance documents and publications promulgated thereunder.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as emended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

      "ERISA Group" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

      "Event of Default" shall have the meaning set forth in Section 6.1.

      "Fiscal Quarter" shall mean any quarter of a Fiscal Year.

      "Fiscal Year" shall mean (a) with respect to the fiscal reporting of the Company and its Subsidiaries for all periods ending on or prior to September 30, 1989, any period of twelve consecutive calendar months ending on September 30, and (b) with respect to the fiscal reporting of the Company and its Subsidiaries for all periods ending after September 30, 1989, any period of 52 or 53 weeks ending on the Friday nearest September 30.

      "Fixed Charges" shall mean, for any period, all Rentals on leases and all interest on Debt deducted in computing Consolidated Net Income for such period.

      "Funded Debt" of any Person shall mean all Debt of such Person having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt.

      "GAAP" shall mean generally accepted accounting principles as in effect from time to time.

      "Guaranties" by any Person shall mean all obligations (other than (i) endorsements in the ordinary course of business of negotiable instruments for deposit or collection and (ii) guaranties of any lease on which the lessee has obtained lease insurance in favor of the Company in an amount sufficient to pay all amounts due under such lease) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Debt or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (x) for the purchase or payment of such indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or to maintain fixed charge coverage or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation, (c) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

      "Hazardous Substance" shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or federal authority having jurisdiction over the property of the Company and its Subsidiaries or its use, including but not limited to any material, substance or waste which is: (a) defined as a hazardous substance under
Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section
1317), as amended; (b) regulated as a hazardous waste under Section 1004 or
Section 3001 of the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended; (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act
(42 U.S.C. Section 9601 et seq.), as amended; or (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

      "Holder" shall mean a Person in whose name a Note is registered.

      "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all Debt.

      "Institutional Holder" shall mean any insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other institutional investor or financial institution.

      "Insufficiency" shall mean, with respect to any Plan or Prior Plan at any time, the amount, if any, by which the present value at such time of the accrued benefits under such Plan or Prior Plan exceeds the fair market value at such time of the assets of such Plan or Prior Plan allocable to such benefits.

      "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale, title retention device or trust receipt or a lease, consignment, bailment or other transfer for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buyback agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Restricted Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

      "Make-Whole Amount" shall mean in connection with any prepayment or acceleration of the Notes the excess, if any, of (a) the aggregate present value as of the date of such prepayment or payment of each dollar of principal being prepaid or paid (taking into account the application of such prepayment or payment required by Section 2.1) and the amount of interest (exclusive of interest accrued to the date of prepayment or payment) that would have been payable in respect of such dollar if such prepayment or payment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (b) 100% of the principal amount of the outstanding Notes being prepaid or paid. If the Reinvestment Rate is equal to or higher than 8.42%, the Make-Whole Amount shall be zero. For purposes of any determination of the Make-Whole Amount:

      "Reinvestment Rate" shall mean (1) the sum of .50 %, plus the yield reported on page "USD" of the Bloomberg Financial Markets Services Screen (or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in the United States Government Securities) at 11:00 a.m. (New York, New York time) for the United States Government Securities having a maturity (rounded to the nearest month) corresponding to the remaining Weighted Average Life to Maturity of the principal being prepaid or paid (taking into account the application of such prepayment or payment required by Section 2.1) or (2) in the event that no nationally recognized trading screen reporting on-line intraday trading in the United States Government Securities is available, Reinvestment Rate shall mean the sum of .50%, plus the arithmetic mean of the yields for the two columns under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid or paid (taking into account the application of such prepayment or payment required by Section 2.1). If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the "Reinvestment Rate", the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

      "Statistical Release" shall mean the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66-2/3% in aggregate principal amount of the outstanding Notes.

      "Weighted Average Life to Maturity" of the principal amount of the Notes being prepaid or paid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by (1) multiplying (i) the remainder of (A) the amount of principal that would have become due on each scheduled payment date if such prepayment or payment had not been made, less (B) the amount of principal on the Notes scheduled to become due on such date after giving effect to such prepayment or payment and the application thereof in accordance with the provisions of
Section 2.1, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (2) totalling the products obtained in (1).

      "Material Debt" shall mean, as of the date of any determination thereof, one or more obligations of the Company or any Restricted Subsidiary constituting Debt which, individually or in the aggregate, exceeds $3,000,000.

      "Member" shall have the meaning assigned thereto in Article V of the By-laws of the Company as in effect on the Closing Date.

      "Memorandum" shall have the meaning set forth in Section 3.1(c).

      "Multiemployer Plan" means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes, any Person which ceased to be a member of the ERISA Group during such five-year period.

      "Note" or "Notes" shall have the meaning set forth in Section 1.1.

      "Outstanding Restricted Investments" shall mean, as of any date, the aggregate amount of all investments in and advances to any Person (other than Permitted Investments) made by the Company and its Restricted Subsidiaries after the date of this Agreement, but only to the extent, if any, that the aggregate amount of all such investments and advances (valued at cost) exceeds the sum of (a) any cash payments to the Company or a Restricted Subsidiary constituting a return of capital in respect of such investments or advances and (b) the amount of any such investments and advances (valued at cost) made after the date of this Agreement to an entity that did not constitute a Restricted Subsidiary on the date of such investment or advance which remain outstanding on the date such entity becomes a Restricted Subsidiary pursuant to the terms of this Agreement.

      "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

      "Permitted Investments" shall mean (a) investments in obligations of, or guaranteed by, the full faith and credit of the United States government or its agencies (which are guaranteed by the full faith and credit of the United States government) with maturities not to exceed one year from the date of acquisition, (b) investments in and loans and advances to Restricted Subsidiaries, or companies which simultaneously become Restricted Subsidiaries, (c) investments in commercial paper maturing within one year from the date of issue thereof issued by a corporation rated in one of the top two rating classifications by at least one nationally recognized rating agency, (d) investments received in settlement of debts (created in the ordinary course of business) not exceeding $1,000,000 in the aggregate at any time outstanding, (e) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, not exceeding $1,000,000 in the aggregate at any time outstanding, (f) local deposit accounts maintained for operating funds, (g) investments in certificates of deposit, eurodollar deposits, repurchase agreements or banker's acceptances issued by commercial banks organized under the laws of the United States having combined capital and surplus aggregating at least $100,000,000, or not exceeding the FDIC insured amount, and such banks long-term certificates of deposit are, at the time of such investment, rated A or better by Standard & Poor's Corporation or A or better by Moody's Investors Service, Inc., (h) investments in money market programs which are classified as a current asset in accordance with GAAP and which money market programs have total assets in excess of $1 billion, (i) investments in money market preferred stock with a credit rating of "A" or better by at least one nationally recognized rating agency, (j) loans to Members, provided that the aggregate outstanding principal amount of such loans (including, without limitation, the aggregate recourse obligations of the Company for loans to Members which have been sold by the Company on a recourse basis) does not exceed 27-1/2% of the sum of (i) Consolidated Total Assets and (ii) the aggregate recourse obligations of the Company for loans to Members which have been sold by the Company on a recourse basis; (k) investments in and loans and advances to joint ventures with the Company and/or Restricted Subsidiaries, other business ventures engaged in activities related to the Company's ordinary course of operations and, to the extent not permitted by the foregoing clause (j), Members, provided that the aggregate outstanding amount of all such investments, loans and advances does not exceed 7% of Consolidated Total Assets at such time,
(1) investments by Grocers Insurance Group, Inc. or its successors as permitted by and in accordance with the restrictions of the Insurance Commissioner of the State of Oregon, and any or all other applicable governing jurisdictions, and (m) other investments, loans and advances existing on the date of this Agreement which do not otherwise constitute "Permitted Investments" and which are listed on Exhibit H hereto.

      "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

      "Plan" means, at any time, an employee pension benefit plan (other than an Multiemployer Plan) which is covered under Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is at such time maintained or contributed to, by any member of the ERISA Group for employees of any members of the ERISA Group.

      "Prior Plan" shall mean at any time a Plan that has at any time within the preceding five years been maintained, or contributed to, for employees of any Person which was at such time a member of the ERISA Group by (A) any Person which was at such time a member of the ERISA Group or (B) more than one employer other than a member of the ERISA Group and any person which was at such time a member of the ERISA Group.

      "Purchaser" shall have the meaning set forth in the introductory paragraph preceding Section 1.1.

      "Rentals" shall mean, with respect to any lease, (a) the sum of the rental and other payments required to be paid by the lessee thereunder (including, all payments which the lessee is obligated to make on termination of the lease or surrender of the property, if any), excluding, however, any amounts required to be paid by the lessee (whether or not therein designated as rental or additional rental) on account of sales, maintenance and repairs, insurance, taxes, assessments, or similar charges required to be paid by such lessee thereunder, less (b) all such amounts actually received under any subleases of the property subject to such lease.

      "Reportable Event" shall have the same meaning as in ERISA.

      "Restricted Investments" shall mean any investments in or advances to any Person (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries after the date of this Agreement.

      "Restricted Payments" shall mean with respect to any corporation (a) dividends, whether in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the corporation making the distribution or, in the case of the Company, patronage dividends), (b) any purchase, redemption or retirement, directly or indirectly or through any subsidiary, of any shares of its capital stock, or any warrants, rights or options to purchase or assign any shares of its capital stock (except any redemption or repurchase by the Company of its stock to the extent such stock is redeemed or repurchased in exchange for Subordinated Stock Redemption Notes), and (c) any payment of principal or interest on Subordinated Stock Redemption Notes.

      "Restricted Subsidiary" shall mean (a) each Subsidiary existing on the date hereof unless and until designated as an Unrestricted Subsidiary by the Board of Directors of the Company; (b) each Subsidiary formed or acquired after the date hereof unless and until designated as an Unrestricted Subsidiary by the Board of Directors of the Company; and (c) each Subsidiary designated as a "Restricted Subsidiary" by the Board of Directors of the Company and constituting an Unrestricted Subsidiary immediately prior to such designation, provided that no such designation of an Unrestricted Subsidiary as a "Restricted Subsidiary" shall be effective unless immediately after such designation there shall exist no condition or event which would constitute a Default or Event of Default and the Company could incur at least $1.00 of additional Senior Funded Debt; provided, however, that in no event shall a Subsidiary constitute a "Restricted Subsidiary" unless more than 80% (by number of votes) of the Voting Stock shall be owned by the Company or another Restricted Subsidiary.

      "Security" shall have the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

      "Senior Funded Debt" shall mean all Funded Debt other than Subordinated Funded Debt.

      "Subordinated Funded Debt" shall mean all Funded Debt that (a) is subordinated in right of payment to all other Funded Debt pursuant to subordination provisions as set forth in Exhibit G hereto, (b) is evidenced by Subordinated Stock Redemption Notes, (c) is subordinated in right of payment to all other Funded Debt pursuant to subordination provisions acceptable to the Holders or (d) is set forth in Exhibit C hereto as Subordinated Funded Debt outstanding on September 30, 1994.

      "Subordinated Stock Redemption Notes" shall mean notes evidencing Subordinated Funded Debt of the Company issued to Members in connection with the redemption of the common stock of the Company, which notes are subordinated to the Notes pursuant to subordination provisions as set forth in Exhibit G hereto.

      "Subsidiary" shall mean a subsidiary of the Company. The term "subsidiary" shall mean as to any particular parent corporation any corporation of which more than 80% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation.

      "Tangible Capitalization" shall mean the sum of (a) Consolidated Funded Debt plus (b) Consolidated Tangible Net Worth.

      "Unrestricted Subsidiary" shall mean any Subsidiary other than a Restricted Subsidiary.

      "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

      "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Indebtedness for borrowed money shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

      8.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except

           (a) where such principles are inconsistent with the requirements of this Agreement and

           (b) that quarterly financial data for insurance company Subsidiaries included in the consolidated financial statements of the Company required to be delivered to the Holders by Section 5.18(a) or used to compute any financial ratio for any of the first three fiscal quarters in any fiscal year of the Company, may be computed in accordance with applicable statutory requirements.

      8.3 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

      9.   Miscellaneous.

      9.1 Registration and Transfer of Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the "Note Register") and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided and under such reasonable regulations as it may prescribe, any Note issued pursuant to this Note Agreement.

      A Holder may transfer a Note, upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the Holder or its attorney duly authorized in writing.

      The Note Register shall reflect for each Purchaser the address of such Purchaser appearing on Schedule I hereto. Each Purchaser and each subsequent Holder may cause its address to be changed on the Note Register by a written instruction to the Company.

      9.2 Exchange of Notes. At any time and from time to time, upon not less than ten days' notice by a Holder pursuant to this Section 9.2, and upon surrender of the Note at its office, the Company will deliver in exchange therefor, without expense to the Holder, except as set forth below, Notes duly registered as provided in Section 9.1 hereof, for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, in the denomination of $100,000 or any amount in excess thereof as such Holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, payable to such person or persons, or registered assigns, as may be designated by such Holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

      9.3 Loss, Theft, etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of any Note, and upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or upon surrender and cancellation of any mutilated Note, the Company will make and deliver without expense to the Holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

      9.4 Direct Payment. Notwithstanding anything to the contrary in this Agreement or the Notes, in the case of any Note owned by the Purchaser or its nominee or owned by any other Institutional Holder who has given written notice to the Company requesting that the provisions of this Section 9.4 shall apply, the Company will promptly and punctually pay when due (whether as the result of required or optional prepayment, upon acceleration, at maturity or otherwise) the principal thereof, interest thereon, and premium, if any, without any presentment thereof, directly to the Purchaser or Institutional Holder at the address of the Purchaser set forth in Schedule I hereto or at such other address as the Purchaser or such Institutional Holder may from time to time designate in writing to the Company or, if a bank account is designated for the Purchaser on Schedule I hereto or in any written notice to the Company from the Purchaser or Institutional Holder, the Company will make such payments by bank wire transfer in immediately available funds to such bank account before 10:00 a.m., Portland, Oregon time, marked for attention as indicated, or in such other manner or to such other account of the Purchaser or Institutional Holder in any bank in the United States as the Purchaser or Institutional Holder may from time to time direct in writing. Any Holder to which this Section 9.4 applies agrees that in the event it shall sell or transfer any Note it will, prior to the delivery of the Note, make (unless it has already done so) a notation thereon of the date to which interest has been paid on such Note. The Company may from time to time close its Note Register for a period not to exceed five days prior to the date of any payment on the Notes and the Company may postpone any transfer of Notes until opening of said Note Register.

      9.5 Pro Rata Payments. All payments of interest or premium, if any, and payments or prepayments of principal shall be made and applied pro rata on all Notes outstanding in accordance with the respective unpaid principal amounts thereof.

      9.6 Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly, all of the out-of-pocket expenses of the Purchaser in connection with the preparation, execution and delivery of this Note Agreement and the transactions contemplated hereby, including but not limited to the charges and disbursements of Chapman and Cutler, special counsel to the Purchaser, the cost of obtaining private placement numbers for the Notes, duplicating and printing costs and charges for shipping the Notes, adequately insured to the Purchaser at its home or office or at such other place as it may designate. The Company also agrees that it will pay and save the Purchaser harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Note Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify the Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person retained by the Company or any of its Affiliates in connection with the transactions contemplated by this Note Agreement. In addition, the Company agrees to pay all out-of-pocket expenses of the Holders in connection with any amendments, waivers or consents pursuant to the provisions hereof, including, without limitation, all legal fees and disbursements of any counsel to the Holders. The obligations of the Company under this
Section 9.6 shall survive payment of the Notes and the termination of this Note Agreement.

      9.7 Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of a Holder in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right. No waiver or consent, given or extended pursuant to
Section 7 hereof, shall extend to or affect any other obligation or right. The rights and remedies of a Holder are cumulative and are not exclusive of any rights or remedies any Holder would otherwise have.

      9.8 Notices. All communications provided for hereunder shall be in writing and, if to you, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to you at your address appearing on Schedule I to this Agreement or such other address as you or the subsequent Holder of any Note initially issued to you may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at 6433 S.E. Lake Road, P.O. Box 22187, Portland, Oregon 97222-0187, Attention: Chief Financial Officer, (facsimile number: 503-833-1962) or to such other address as the Company may in writing designate to you or to a subsequent Holder of the Note initially issued to you; provided, however, that a notice to you by overnight air courier shall only be effective if delivered to you at a street address designated for such purpose in Schedule I, and a notice to you by facsimile communication shall only be effective if confirmed by transmission of a copy thereof by prepaid overnight air courier, or, in either case, as you or a subsequent holder of any Note initially issued to you may designate to the Company in writing.

      9.9 Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive Holder or Holders.

      9.10 Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

      9.11 Reproduction of Documents. This Agreement and all documents relating thereto, including without limitation,

           (a) consents, waivers and modifications which may hereafter be executed,

           (b) documents received by you on the Closing Date of your purchase of the Notes (except the Notes themselves), and

           (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (unless the original is in existence and reasonably available at the time), whether or not such reproduction was made by you in the regular course of business and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

      9.12 Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

      9.13 Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with New York law.

      9.14 Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

      The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

UNITED GROCERS, INC.



By John W. White
Its Vice President

Accepted as of November 15, 1994.


PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY



By Rosemary T. Strekel
Its Vice President

                                 Schedule I


                 Phoenix Home Life Mutual Insurance Company
                              One American Row
                                P.O. Box 5056
                      Hartford, Connecticut  06102-5056
                   Attention:  Private Placements Division
                     Telecopier Number:  (203) 275-5451

Denominations

      Two Notes, each in the principal amount of $10,000,000.
Payments.

      All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "United Grocers, Inc., 8.42% Senior Notes due 2005, PPN 91352@ AB 7, principal or interest") to:

      Chase Manhattan Bank (ABA #021 0000 21)
      BNF-SSG Private Income Processing/AC-9009000200 for credit to:
      Phoenix Home Life Mutual Insurance Company
      Account Number G-05143 (in the case of the Note numbered R-1)

      and

      Phoenix Home Life Mutual Insurance Company
      Account Number G-05689 (in the case of the Note numbered R-2)

Notices

      All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.


      Name of Nominee in which Notes are to be issued:  None


      Taxpayer I.D. Number:  06-0493340

                            United Grocers, Inc.

8.42% Senior Note
Due November 1, 2005
PPN:  91352@ AB 7
R-
$________________    November ___, 1994

      United Grocers, Inc., an Oregon corporation (the "Company"), for value received, hereby promises to pay to or registered assigns, on the first day of November, 2005 the principal amount of _______________________ Dollars ($_____________) and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) from and after the date hereof on the principal amount hereof from time to time remaining unpaid at the rate of 8.42% per annum, payable on the first day of each May and November (commencing on May 1, 1995) and continuing until payment in full of the principal amount at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, from and after the due date thereof, at the rate of 10.42% per annum, whether by acceleration or otherwise, until paid.

      Principal, premium, if any, and interest are payable at the principal office of the Company in Portland, Oregon in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts. If any amount of principal, premium, if any, or interest on or in respect of this Note becomes due and payable on any date which is not a Business Day, such amount shall be payable on the immediately preceding Business Day. "Business Day" means any day other than a Saturday, Sunday or other day on which banks in the States of Oregon or New York are required by law to close or are customarily closed.

      This Note is one of the 8.42% Senior Notes of the Company in the aggregate principal amount of $20,000,000 issued under and pursuant to the terms and provisions of the Note Agreement dated as of October 10, 1994 (the "Note Agreement"), entered into by the Company and the Purchaser therein referred to and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein, to which Note Agreement reference is hereby made for the statement thereof.

      This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates, voluntary prepayments may be made thereon by the Company, and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

      This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

      This Note shall be governed by and construed in accordance with New York law.


UNITED GROCERS, INC.



By ________________________
Its________________________

                                Subsidiaries

                                                            Percentage
                               Jurisdiction   Restricted/   Voting Stock
Name                           of             Unrestricted  Owned
                               Incorporation

Grocers Insurance Group, Inc.  Oregon         Restricted    100%

Grocers Insurance Agency,      Oregon         Restricted    100%
Inc.

Grocers Insurance Company      Oregon         Restricted    100%

United Workplace Consultants   Oregon         Restricted    100%
Services, Inc.

UGIC, Ltd.                     Bermuda        Restricted    100%

Western Passage Express, Inc.  Oregon         Restricted    100%

Northwest Process, Inc.        Oregon         Restricted    100%

United Resources, Inc.         Oregon         Restricted    100%

UG Resources, Inc.             California     Restricted    100%

Western Security Services,     Oregon         Restricted    100%
Ltd.

BAT Enterprises, Inc.          Oregon         Restricted    100%

Premier Consulting, Inc.       Oregon         Restricted    100%

                               Debt and Liens



                                               Unpaid
Description                Name of             Principal        Security
of Debt                    Obligor             Amount           (if any)


                                  [omitted]

          Description of Closing Opinion of Counsel to the Company


      The closing opinion of Brownstein, Rask, Arenz, Sweeney, Kerr & Grim, counsel for the Company, which is called for by Section 4.1 of the Note Agreement, shall be dated the Closing Date and addressed to the Purchaser, shall be satisfactory in scope, form and substance to the Purchaser and shall be to the effect that:

      (1) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Oregon. The Company has the corporate power and authority and is duly authorized to execute and perform the Note Agreement and to issue the Notes and incur the indebtedness to be evidenced thereby. The Company has full corporate power and corporate authority and is duly authorized to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary.

      (2) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Subsidiary has full corporate power and corporate authority and is duly authorized to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly issued, are fully paid and non-assessable and are owned by the Company, by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

      (3) The Note Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

      (4) The Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

      (5) No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, federal, state or local, is necessary in connection with the execution and delivery of the Note Agreement or the Notes.

      (6) The issuance and sale of the Notes and the execution, delivery and performance by the Company of the Note Agreement do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any lien or encumbrance upon any of the property of the Company pursuant to the provisions of the Certificate of Incorporation or By-Laws of the Company, any law or governmental regulation, or any agreement or other instrument known to such counsel to which the Company is a party or by which the Company may be bound.

      (7) The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreement do not, under existing law require the registration of the Notes under the Securities Act of 1933, as amended, or applicable state "blue-sky" laws, or the qualification of an indenture in respect thereof under the Trust Indenture Act of 1939.

      The opinion of Brownstein, Rask, Arenz, Sweeney, Kerr & Grim shall cover such other matters relating to the sale of the Notes as the Purchasers may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company.

                 Opinion of Special Counsel to the Purchaser


      The closing opinion of Chapman and Cutler, special counsel to the Purchaser, called for by Section 4.1 of the Note Agreement, shall be dated the Closing Date and addressed to the Purchaser, shall be satisfactory in form and substance to the Purchaser and shall be to the effect that:

      (1) The Company is a corporation, validly existing and in good standing under the laws of the State of Oregon and has corporate power and the corporate authority to execute and deliver the Note Agreement and to issue the Notes.

      (2) The Note Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

      (3) The Notes have been duly authorized by all necessary corporate action on the part of the Company, and the Notes being delivered on the date hereof have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

      (4) The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreement do not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

      The opinion of Chapman and Cutler shall also state that the opinion of Brownstein, Rask, Arenz, Sweeney, Kerr & Grim is satisfactory in scope and form to Chapman and Cutler and that, in their opinion, the Purchaser is justified in relying thereon. In rendering the opinion set forth in paragraph 1 above, Chapman and Cutler may rely, as to matters referred to in paragraph 1, solely upon an examination of the Certificate of Incorporation certified by, and a certificate of good standing of the Company from, the Secretary of State of the State of Oregon, the By-laws of the Company and the general business corporation law of the State of Oregon. The opinion of Chapman and Cutler is limited to the laws of the State of Illinois, the general business corporation law of the State of Oregon and the Federal laws of the United States.

      With respect to matters of fact upon which such opinion is based, Chapman and Cutler may rely on appropriate certificates of public officials and officers of the Company and upon representations of the Company and the Purchaser delivered in connection with the issuance and sale of the Notes.

                          Company Letter to Auditor



                                  [omitted]

                          Subordination Provisions

      1.1 Agreement of Subordination. The Company agrees, and each holder of a Note, by his purchase or acceptance thereof, likewise agrees, that the payment of the principal of and interest on the Notes is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all Senior Indebtedness (which shall include, without limitation, the 8.42% Senior Notes issued or to be issued under and pursuant to the Note Agreement dated as of October 10, 1994 between the Company and Phoenix Home Life Mutual Insurance Company and all Senior Funded Indebtedness of the Company as defined in said Note Agreement, together with all other obligations and fees due in connection therewith).

      1.2 Distribution on Dissolution and Reorganization; Subrogation of Notes. Upon any distribution of assets of the Company upon any liquidation, dissolution, winding up or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other liquidation, dissolution, winding up or reorganization of the Company):

      (1) The holders of all Senior Indebtedness shall first be entitled to receive payment in full, or have provision made for payment in full, of the principal thereof, and the premium, if any, and interest thereon, and all other obligations and fees due in connection therewith before the holders of the Notes are entitled to receive any payment on account of the principal of or interest on the Notes;

      (2) Any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holders of the Notes or the Trustee would be entitled except for the provisions of this Article shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably (subject to any subordination of any class of Senior Indebtedness, by the provisions thereof, to any other class or classes of Senior Indebtedness) according to the aggregate amounts remaining unpaid on account of the principal of, and the premium, if any, and interest on, and all other obligations and fees due in connection therewith, the Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness; and

      (3) In the event that, notwithstanding the foregoing, any such payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, shall be received by the Trustee or the holders of the Notes before all Senior Indebtedness including all other obligations and fees due in connection therewith is paid in full, or provision made for its payment, such payment or distribution shall be paid over to the holders of Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives or to the trustee or trustees under any indenture under which any instrument evidencing any of such Senior Indebtedness may have been issued, as provided in the foregoing subparagraph
(2), for application to the payment of such Senior Indebtedness until all such Senior Indebtedness, including all such other obligations and fees due in connection therewith, shall have been paid in full, after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.
Subject to the payment in full of all Senior Indebtedness, including all other obligations and fees due in connection therewith, the holders of the Notes shall be subrogated pro rata (based on the respective amounts paid over for the benefit of the holders of Senior Indebtedness) with the holders of any other subordinated indebtedness of the Company that by its terms ranks pari passu with the Notes (such subordinated indebtedness being hereafter in this Section referred to as "pari passu indebtedness") to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until the principal of and interest on the Notes shall be paid in full; and, for purposes of such subrogation, no such payments or distributions to the holders of Senior Indebtedness, which, but for the provisions of this Article, would have been payable or distributable to holders of the Notes or the pari passu indebtedness, shall, as between the Company, its creditors other than the holders of Senior Indebtedness and the holders of the Notes and the pari passu indebtedness be deemed to be a payment by the Company to or on account of the Senior Indebtedness. It is understood that the provisions of this Article are and are intended solely for the purpose of defining the relative rights of the holders of the Notes and the holders of the pari passu indebtedness and the holders of the Senior Indebtedness. Nothing contained in this Article, in the Indenture or in the Notes is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to the holders of the Notes the principal of and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holders of the Notes and creditors of the Company other than the holders of the Senior Indebtedness. Upon any distribution of assets of the Company referred to in this Article, the Trustee and the holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such liquidation, dissolution, winding up or reorganization proceedings are pending or a certificate of the liquidating trustee or agent or other person making any distribution to the Trustee or to the holders of the Notes for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article.

      In the event that the Trustee determines, in good faith, that further evidence is required with respect to the right of any person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Section, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such person, as to the extent to which such person is entitled to participate in such payment or distribution, and as to other facts pertinent to the rights of such person under this Section, and, if such evidence is not furnished, the Trustee may defer any payment to such person pending judicial determination as to the right of such person to receive such payment.

      The Trustee, however, shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders unless it shall negligently pay over or distribute to the holders of the Notes or the Company or any other person, moneys or assets to which any holder of Senior Indebtedness shall be entitled by virtue of this Article or otherwise.

      The terms "paid in full" and "payment in full" as used in this Section with respect to Senior Indebtedness mean the receipt, in cash, of the principal amount of the Senior Indebtedness (and any premium due thereon) and full interest thereon and all other obligations, fees and expenses due in connection therewith to the date of such payment of principal.

      1.3 Payments on Notes. In the event and during the continuation of any default under any instrument constituting Senior Indebtedness or pursuant to which any Senior Indebtedness is issued continuing beyond the period of grace, if any, specified in such instrument, the Company shall not make any payment of principal of or interest on the Notes or purchase or redeem or set aside funds for the redemption of the Notes or otherwise acquire any Notes, and neither the Trustee nor any holder of the Notes shall be entitled to receive any such payment.

      Nothing contained in this Article, in the Indenture or in any of the Notes shall, however, (a) affect the obligation of the Company to make or prevent the Company from making, at any time, except during the pendency of any such liquidation, dissolution, winding up, or reorganization proceedings or during the continuation of any such default, payments of principal of or interest on the Notes or (b) prevent the application by the Trustee or any Paying Agent of any moneys deposited with it hereunder by the Company to the payment of or on account of the principal of or interest on the Notes if, not less than two business days prior to such application, the Trustee or such Paying Agent, as the case may be, did not have written notice from the Company or a holder of Senior Indebtedness of any event prohibiting the making of such deposit by the Company or such application by the Trustee. Prior to the receipt of any such written notice, the Trustee shall be entitled to assume that no such event exists and shall not be charged with knowledge of the existence of any such event.

      1.4 Acceleration of Notes. If and so long as any Senior Indebtedness is outstanding, neither the Trustee nor any holder of a Note shall have any right to accelerate the maturity of any Note.

      1.5 Actions against the Company. If and so long as any Senior Indebtedness is outstanding and payment on account of principal of or interest on the Notes is barred by this Article, neither the Trustee nor any holder of a Note shall commence or prosecute any legal action against the Company to obtain a judgment for principal of or interest on the Notes, or attach, execute, levy, garnish or otherwise realize upon any assets of the Company, or join with any creditor (unless the holder or holders of at least two-thirds of the outstanding principal amount of Senior Indebtedness so join) in filing an involuntary petition against the Company under the Federal Bankruptcy Code, as the same has been or may hereafter be amended, modified or replaced.

      1.6 Trustee Authorized to Effectuate Subordination. Such holder of a Note, by his purchase or acceptance thereof, authorizes and directs the Trustee in his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided for in this Article and appoints the Trustee his attorney in fact for such purpose.

      1.7 Rights of Trustee as a Holder of Senior Indebtedness. The Trustee shall be entitled to all rights set forth in this Article with respect to any Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of Senior Indebtedness; and nothing in Section ____ of the Indentures or elsewhere in the Indenture, shall deprive the Trustee of any of its rights as such holder.

      1.8 Reliance by Holders of Senior Indebtedness. Each holder of any Note, by his purchase or acceptance hereof, agrees that the subordination provisions of this Article are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness, and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

      1.9 Subordination Note to Be Prejudiced by Certain Acts. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder or by any noncompliance by the Company with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

      1.10 Senior Indebtedness. Senior Indebtedness means all indebtedness of the Company of every kind and character, whether outstanding on the date of this Indenture or thereafter created (other than indebtedness evidenced by ____________________________), (i) for money borrowed by the Company, (ii)
for money borrowed by others and guaranteed by the Company, and (iii) constituting purchase money indebtedness incurred for the purchase of tangible property and for the payment of which the Company is directly or contingently liable; unless in each case by the terms of the instrument creating or evidencing the indebtedness or obligation it is provided that such indebtedness or obligation is not superior in right of payment to the Notes.

                         Other Permitted Investments


      Balance as of _______________________, 1994

      Description of Investment

           [omitted]